Exhibit 99.1

February 9, 2011

BG Medicine Announces Exercise of Underwriters’ Over-Allotment Option and Closing of Initial Public Offering

WALTHAM, Mass.—(BUSINESS WIRE)— BG Medicine (NASDAQ: BGMD) today announced that the underwriters of its initial public offering have exercised in full their over-allotment option to purchase an additional 750,000 shares of BG Medicine’s common stock at $7.00 per share, less underwriting discounts and commissions. BG Medicine also announced that it has closed its initial public offering of 5,750,000 shares of common stock at a public offering price of $7.00 per share, which included the sale of the shares pursuant to the over-allotment option.

Lazard Capital Markets LLC acted as the sole bookrunning manager for the initial public offering, and Baird and Cowen and Company acted as co-managers.

A registration statement relating to the offering was declared effective by the Securities and Exchange Commission on February 3, 2011. The offering was made solely by means of a written prospectus, copies of which may be obtained from Lazard Capital Markets LLC by mail at 30 Rockefeller Plaza, 60th Floor, New York, NY 10020, Attention: Syndicate Department, or by calling toll-free (800) 542-0970.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About BG Medicine

BG Medicine is a life sciences company focused on the discovery, development, and commercialization of novel diagnostics based on biomarkers to improve patient outcomes and contain healthcare costs.

BG Medicine

Michael W. Rogers, 781-890-1199

EVP & Chief Financial Officer